Exhibit 99.2

Consent of Director Nominee

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, to my being named in the Registration Statement on Form F-1 of SMART Technologies Inc. (the “Company”) as a person who will become a director of the Company in connection with the initial public offering of the Company’s Class A Subordinate Voting Shares contemplated in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Robert C. Hagerty
Robert C. Hagerty

Date: 6/12/2010